EXHIBIT 4

                         Form of Variable Annuity Rider


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                    THE UNION CENTRAL LIFE INSURANCE COMPANY
                                Cincinnati, Ohio

                  GUARANTEED LIFETIME WITHDRAWAL BENEFIT RIDER

Notwithstanding any provision in the contract to the contrary, this rider becomes a part of the contract to which it is attached. Rider provisions will prevail over any contract provisions that may be in conflict. All contract provisions that do not conflict will apply to this rider, including charges, fees and guaranteed account limitations. Terms not defined in this rider have the same meaning as those in the contract. In this rider, withdrawal has the same meaning as surrender in the base contract.

Subject to the terms and conditions stated below, this rider provides a withdrawal benefit that guarantees a series of annualized withdrawals from the contract, regardless of the accumulation value, until your death or the death of the last surviving covered person.

DEFINITIONS

(Defined terms appear in italics throughout this rider.)

INACTIVE PHASE. The period of time when the rider is inactive. The owner chooses when to end the inactive phase, but it cannot end before the youngest age 50.

ACCUMULATION PHASE. The period of time between the rider activation date and the first date of the withdrawal phase.

WITHDRAWAL PHASE. The period of time beginning with the occurrence of the first withdrawal as outlined in the withdrawal phase section of this rider.

GUARANTEED PHASE. The period of time during which lifetime withdrawal benefit amount payments continue to be made, although the accumulation value has been reduced to zero.

BENEFIT BASE. The amount used in conjunction with the lifetime distribution factor to determine the lifetime withdrawal benefit amount.

COVERED PERSON(S). Means one of the following: (1) the owner(s) of this contract; (2) the annuitant(s) if the owner of the contract is a non-natural person, such as a trust; and the spouses at the time the joint spousal option is selected. Once the joint spousal option is activated, no changes to the covered persons will be permitted.

EXCESS WITHDRAWAL. The portion of any withdrawal taken during the withdrawal phase that makes the total of all withdrawals in a rider year exceed the lifetime withdrawal benefit amount in that rider year.

LIFETIME WITHDRAWAL BENEFIT AMOUNT (LWBA). The maximum amount that can be withdrawn under this rider during a rider year without reducing the benefit base.

MAXIMUM ANNIVERSARY ACCUMULATION VALUE. The highest accumulation value on any contract anniversary during the 10-year period after the later of the rider activation date or the most recent reset date.

PREMIUM ACCUMULATION VALUE. The sum of premiums paid accumulated at an annual compound rate of interest for a 10-year period during the accumulation phase beginning with the later of the rider activation date or the most recent reset date. The rate of interest is: (1) 5% for the rider year in which no withdrawal is taken (2) 0% for the rider year in which a withdrawal is taken

The initial premium accumulation value is determined as follows:


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(1)  If the rider activation date is the same as the contract date, it is equal to the initial premium.
(2) If the rider activation date is after the contract date, it is equal to the accumulation value as of the rider activation date.

REMAINING BALANCE. The most recently determined benefit base minus the sum of all withdrawals made since the later of the beginning of the withdrawal phase or the most recent step-up of the benefit base. The remaining balance will never be less than zero.

RIDER ACTIVATION DATE. The end of the inactive phase and the beginning of the accumulation phase or the withdrawal phase. It must coincide with a contract month and cannot occur before the youngest age 50.

RIDER YEAR. For the first rider year, the period of time from the rider activation date to the next contract anniversary. Subsequent rider years will coincide with contract years.

REQUIRED MINIMUM DISTRIBUTION (RMD). The required minimum distribution amount as defined by Internal Revenue Code Section 401(a)(9) and related Code provisions. It is based on the previous year-end accumulation value of only the contract to which this rider is attached, including the present value of additional benefits provided under the contract and any other riders attached to the contract to the extent required to be taken into account under the IRS guidance.

YOUNGEST AGE. The attained age of the youngest covered person.

INACTIVE PHASE

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 The following applies during the inactive phase:

 No charges for the rider will be deducted from the accumulation value.
(1) No restrictions are imposed on withdrawals other than those provided by the base contract.
(2) No restrictions are imposed on asset allocations other than those provided by the base contract.
(3) No determinations are made of premium accumulation values, maximum anniversary accumulation value, or benefit base
(4)  as they apply and provisions of this rider.

RIDER ACTIVATION DATE
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This rider will be activated on the monthly anniversary date following our receipt of the properly completed service forms, but no earlier than the youngest age 50.

Any contract loan balance, as allowed by the contract or other riders, must be repaid prior to the rider activation date. Once this rider is activated, no contract loans may be taken.

RIDER CHARGE
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The monthly charge for this rider is listed on the contract schedule page and is stated as a percentage that is multiplied by the accumulation value. The charge will be deducted from the accumulation value on each monthly anniversary beginning with the rider activation date. The charges for the base contract, this rider, and any other riders will be deducted on a pro-rata basis from all subaccounts within the asset allocation model you have selected.

The rider charge is subject to change upon the rider activation date, rider anniversary, or upon reset as described in the Reset Feature section below. The rider charge will not exceed the maximum listed on the contract schedule page. The rider charge will not be deducted after the accumulation value reduces to zero or if the rider is terminated.


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ASSET ALLOCATION
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Beginning on the rider activation date, this rider limits individual transfers and future premium allocations, as otherwise permitted in the contract. By activating this rider, you agree that your accumulation value will be invested in one of certain allowable allocation models while this rider is active, and you agree to a rebalancing schedule. Total transfers from one allowable allocation model to another allowable allocation model may be made.

Premium payments made during the accumulation phase and withdrawal phase will be credited proportionally to the subaccounts combined in the asset allocation model. All withdrawals will be deducted on a pro-rata basis from the subaccounts contained in the asset allocation model.

We have the right to discontinue access to an allocation model. If an allocation model is to be discontinued, we will notify you within 30 days prior to the change. We will transfer all funds from the discontinued allocation model to a default model as specified in the notice.

CONTINUATION OF RIDER BY SURVIVING SPOUSE FOR SINGLE LIFE OPTION
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This section applies only to contracts issued as non-qualified, or to contracts issued as traditional, SEP, SIMPLE, or Roth IRA's. This section does not apply to contracts issued under qualified plans established by the applicable provisions of Internal Code Sections 401, 403(b), and 457.

(1) If the owner dies during the accumulation phase of this rider and if the surviving spouse of the deceased owner elects to continue the contract in accordance with its terms, the surviving spouse may elect to add this rider for his or her life.
     (a) If the surviving spouse has not reached attained age 50, the rider will become inactive and will enter the inactive phase.
     (b) If the surviving spouse has reached attained age 50, the rider will continue in the accumulation phase and the premium accumulation value and maximum anniversary accumulation value will set equal to the accumulation value. The charge for the rider will equal the charge in effect for new issues of the same rider and will not exceed the maximum charge as stated on the contract schedule page.
(2) If the owner dies during the withdrawal phase, and if the surviving spouse of the deceased owner elects to continue the contract in accordance with its terms, the surviving spouse may continue this rider. Total annual withdrawals, not to exceed the life withdrawal benefit amount in effect on the date of the owner's death will be allowed until such time that the remaining balance is reduced to zero. No step-up of the benefit base is available after the owner's death.

ACCUMULATION PHASE
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RESET FEATURE. On each contract anniversary during the accumulation phase, the premium accumulation value will be reset to the accumulation value, if it is greater.

At the time of a reset:
     (1)  A new 10-year period begins for:
          (a)  premium accumulation value; and,
          (b) Comparison of anniversary accumulation values to determine the maximum anniversary accumulation value.
     (2) The charge for the rider will equal the charge in effect for new issues of the same rider.
     (3) If the charge increases, we will notify you within 30 days prior to the contract anniversary. The charge for the rider will be specified in the notice and will not exceed the maximum charge as stated on the contract schedule page.
     (4) You can decline the charge increase by sending us written notice no later than 10 days prior to the contract anniversary. If you decline the charge increase, the reset feature will be suspended and the charge percentage will remain unchanged for the current contract year.



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On and after each reset, the provisions of this rider will apply in the same manner as they applied when the rider was originally activated. The deduction of charges, limitations on withdrawals, and any future reset options available on and after the most recent reset will again apply and will be measured from the most recent reset.

WITHDRAWALS. You are permitted one withdrawal per rider year during the accumulation phase without initiating the withdrawal phase. You must indicate your wish to exercise this provision at the time you request the withdrawal. The withdrawal can be sooner than 30 days after the policy issue date. A second request for a withdrawal in a rider year will automatically transition the rider to the withdrawal phase as described below.

A withdrawal will reduce the premium accumulation value and the maximum anniversary accumulation value proportionally by the amount of the withdrawal. The premium accumulation value and maximum anniversary accumulation value after the withdrawal, respectively, will be equal to (a), minus the result of multiplying (a) by the quotient of (b) divided by (c):

                 a-(a * (b/c))

                 where:
                 a = premium accumulation value or maximum anniversary
                     accumulation value prior to the withdrawal;
                 b = withdrawal amount;
                 c = accumulation value prior to the withdrawal

Taking a withdrawal according to this provision will reduce the annual rate of interest applicable to the premium accumulation value to 0% for the rider year in which the withdrawal is taken.

WITHDRAWAL PHASE
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You may choose to begin withdrawal payments no sooner than 30 days after the contract date, and no later than 60 days after the date we receive the properly completed service forms in our office.

BENEFIT BASE. The benefit base is established at the beginning of the withdrawal phase. It is not used to determine other benefits or features of the contract or this rider.

The initial benefit base equals the greatest of the following, determined at the beginning of the withdrawal phase:
(1)  Accumulation value
(2)  Premium accumulation value
(3)  Maximum anniversary accumulation value

The benefit base is adjusted downward due to an excess withdrawal and upward due to step-up or additional premium payments.

LIFETIME WITHDRAWAL BENEFIT AMOUNT. We guarantee that you can withdraw up to the lifetime withdrawal benefit amount during the withdrawal phase, regardless of accumulation value, until the death of the last covered person.

The lifetime withdrawal benefit amount is determined by applying the lifetime distribution factor to the benefit base. The lifetime distribution factor corresponds to the youngest age at the beginning of the withdrawal phase. The lifetime distribution factor is established from the following schedule; it never changes once it is established:
         4.0% - ages 50  through  54
         4.5% - ages 55  through  59
         5.0% - ages 60  through  64
         5.5% - ages 65  through  69
         6.0% - ages 70  through  74
         6.5% - ages 75  through  79
         7.00% - age SO and older


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At any time that the benefit base is adjusted, the lifetime withdrawal benefit amount is re-determined by applying the lifetime distribution factor to the adjusted benefit base.

You have the choice of receiving withdrawals on an annual, semi-annual, quarterly, or monthly basis. If periodic withdrawals would be or become less than $100, we will change the frequency of withdrawals to an interval that will result in a payment of at least $100.

IMPACT OF WITHDRAWALS ON BENEFIT BASE. Withdrawals taken during the withdrawal phase may impact the benefit base. Total withdrawals in a rider year up to the lifetime withdrawal benefit amount will not reduce the benefit base and will not impact the lifetime withdrawal benefit amount.

If you are required to take required minimum distribution from the contract, that exceeds the lifetime withdrawal benefit amount, the portion of the required minimum distribution that is greater than the lifetime withdrawal benefit amount will not be treated as an excess withdrawal. Any withdrawal amount that exceeds the greater of the lifetime withdrawal benefit amount or the required minimum distribution will be treated as an excess withdrawal.

At the time a withdrawal is taken, if the total withdrawals in a rider year exceed the lifetime withdrawal benefit amount, the excess will be considered as an excess withdrawal. Excess withdrawals will proportionally reduce the benefit base. The proportional reduction in the benefit base is equal to the quotient of
(x) divided by the result of subtracting (z) minus (x) from (y):

                       x
                 (y - (z - x))

                 where:
                 x = Excess withdrawal amount with respect to lifetime
                     withdrawal benefit amount;
                 y = Accumulation value immediately prior to the withdrawal; z = total amount of the current withdrawal.

A reduction in the benefit base will reduce the lifetime withdrawal benefit amount. No excess withdrawals will be allowed when the accumulation value is zero.

If an excess withdrawal reduces the lifetime withdrawal benefit amount to an amount less than $100, we will pay the remaining balance in a lump sum. The rider and its benefits will be terminated.

STEP-UP OF BENEFIT BASE. On each contract anniversary during the withdrawal phase, we will compare the accumulation value to the benefit base. If the accumulation value is greater than the benefit base on any anniversary, we will increase the benefit base to equal the accumulation value and recalculate the lifetime withdrawal benefit amount, which will increase the lifetime withdrawal benefit amount.

ADDITIONAL PREMIUMS. Additional premium payments made during the withdrawal phase will:

(1) increase the accumulation value according to the provisions of the contract; and,
(2)  increase the benefit base; and,
(3)  increase the lifetime withdrawal benefit amount.

Premium payments made during the withdrawal phase may not exceed $100,000 during a contract year without our prior approval. Premium payments will not be accepted if the accumulation value is zero.

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GUARANTEED PHASE

If a withdrawal (including a required minimum distribution) reduces the accumulation value to zero and at least one covered person is still living, the following will apply:

(1)  the monthly rider charge will no longer be deducted; and,
(2) the lifetime withdrawal benefit amount will be provided until the death of the last surviving covered person under a series of pre-authorized withdrawals according to a frequency selected by the owner, but no less frequently than annuity; and,
(3)  no additional premiums will be accepted; and,
(4)  no additional step-ups will occur; and,
(5) any remaining balance will not be available for payment in a lump sum and may not be applied to provide payments under an annuity option; and,
(6)  the contract and any other riders will cease to provide any death benefits.

DEATH BENEFIT. Upon the death of the last covered person, the beneficiary will select to receive either the death benefit as provided by the contract and other riders, as applicable, or the distribution of the remaining balance accomplished through the payment of the lifetime withdrawal benefit amount until such time that the remaining balance is zero.

If the last surviving covered person dies and the accumulation value is zero as of the date of death, any remaining balance will be paid to the beneficiary under a series of pre-authorized withdrawals and payment frequency than in effect.

TERMINATION OF RIDER. Except as otherwise provided under the Continuation of Rider by Surviving Spouse for Single Life Option, this rider will terminate without value on the earliest occurrence of any of the following dates:

(1)  the date of death of the last surviving covered person;

(2)  the date there is a change of owner;

(1) the date annuity payments commence under an annuity option as described in the contract;

(2) the date an excess withdrawal is taken such that the lifetime withdrawal benefit amount is less than $100;

(3)  the date any investment restriction is violated;

(4) the date a loan is taken from the contract, as applicable, during the accumulation phase or the withdrawal phase;

(5) the date the owner (s) provide us with written notice to terminate either this rider or the contract.

(7) If annuity payments are to commence under #3 above, at the maximum maturity date, the owner may select one of the following options:
          apply accumulation value under an annuity option described in the contract, or receive periodic annualized payments equal to the lifetime withdrawal benefit amount that would otherwise be determined at that time through a life annuity - nonrefund.

                    THE UNION CENTRAL LIFE INSURANCE COMPANY

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